CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-278797-02 on Form S-3 of our report dated February 25, 2026, relating to the financial statements of Public Service Company of Colorado appearing in this Annual Report on Form 10-K of Public Service Company of Colorado for the year ended December 31, 2025.

Minneapolis, Minnesota
February 25, 2026